Exhibit 10.1

June 7, 2013

RTI Biologics, Inc.

Attention: Rob Jordheim

11621 Research Circle

Alachua, FL 32615

Dear Rob,

TD Bank, N.A., or its affiliates as Administrative Agent, TD Securities “USA” LLC Bookrunner and Joint Lead Arranger, with Regions Bank as Joint Lead Arranger, hereafter referred to as “Lender”, is pleased to offer a commitment to lend on the following terms and conditions:

LOAN 1 - TERM LOAN

1.	Loan 1 Borrower: RTI Biologics, Inc.

2.	Loan 1: Term loan to fund the Borrower’s acquisition of Pioneer Surgical Technologies, Inc. (the “Acquired Business”). Additional funding of approximately $50,000,000.00 will be provided by a preferred stock issue in order to fund the acquisition of the Acquired Business (the “Acquisition”).

3.	Loan 1 Amount: $60,000,000.00.

4.	Loan 1 Terms & Payment: Interest only will be payable quarterly in arrears during the initial six (6) calendar quarters beginning September 30, 2013 through December 31, 2014 (the “Interest Only Period”). In addition to the foregoing, in the event the Borrower distributes cash dividend payments on any preferred stock (“Dividend Payments”) between the Closing date and the one (1) year anniversary of the Closing (the “Dividend Payment Date”), in addition to interest payments, on the Dividend Payment Date, the Borrower shall tender to Lender a principal reduction payment equal to the aggregate Dividend Payments, payable on the one year anniversary of the Closing Date.

After the Interest Only Period, interest will be payable quarterly in arrears, together with principal reduction payments as follows:

Quarters	Principal Reduction
March 31, 2015 and June 30, 2015	$1,500,000.00
September 30, 2015 through June 30, 2017	$1,125,000.00
September 30, 2017 through Maturity Date	$1,500,000.00

All outstanding principal and interest shall be due and payable on the date which is five (5) years after the date of Closing.

LOAN 2 - REVOLVING LINE OF CREDIT LOAN

1.	Loan 2 Borrower: RTI Biologics, Inc.

2.	Loan 2: Working capital revolving line of credit loan (together with Loan 1, the “Loans”).

3.	Loan 2 Amount: $20,000,000.00.

4.	Loan 2 Terms & Payment: Interest only will be payable quarterly in arrears, with a final balloon payment equal to the entire unpaid principal balance along with all unpaid accrued interest due on the date which is five (5) years after the date of Closing.

5.	Loan 2 Unused Fee: Borrower shall pay to Lender a quarterly unused fee in arrears based upon the unused portion of available loan proceeds, which shall be calculated by subtracting the average daily outstanding principal balance under Loan 2 for the preceding quarter from $20,000,000.00. The Unused Fee shall initially be 25 bps, then beginning December 31, 2013 will be calculated based upon the Borrower’s financial performance under its Senior Debt to EBITDA Ratio as follows:

Senior Debt to EBITDA Ratio	Unused Fee
Less than lx	15 basis points
Greater than lx and less than 1.5x	20 basis points
Greater than 1.5x and less than 2x	25 basis points
Greater than 2x	30 basis points

GENERAL LOAN TERMS APPLYING TO LOAN 1 AND LOAN 2

1.	Guarantors: RTI Services, Inc.

RTI Biologics Inc. – Cardiovascular

Biological Recovery Group, Inc.

Pioneer Surgical Technologies, Inc.

Tutogen Medical, Inc.

Tutogen Medical (United States), Inc.

Any other direct or indirect domestic subsidiary

2.	Collateral:

a.	First priority blanket security interest and lien on all domestic assets, including but not limited to all Borrower, Guarantor and subsidiary (including Pioneer Surgical Technologies, Inc.) accounts receivable, inventory, machinery, equipment and general intangibles, excluding real estate holdings (“Real Estate”).

b.	With regard to Real Estate, the respective owner of such Real Estate shall execute and deliver to Lender an agreement not to encumber or further encumber such Real Estate or otherwise incur any additional indebtedness.

c.	Stock and/or Membership Interest Pledge Agreement in favor of Lender pledging a first position priority security interest and lien in and to 65% of the shares and/or membership interest in all international subsidiaries of Borrower, to be determined by Lender.

3.	Interest Rate: The interest rate shall initially accrue under each Loan at a rate of 150 basis points in excess of the one (1) month LIBOR rate of interest. Beginning December 31, 2013, the interest rate under each Loan shall accrue at a specified amount (the “LIBOR Spread”) in excess of the one (1) month LIBOR rate of interest, adjusted quarterly, calculated based upon the Borrower’s financial performance under its Senior Debt to EBITDA Ratio as follows:

Senior Debt to EBITDA Ratio	LIBOR Spread
Less than lx	100 basis points
Greater than lx and less than 1.5x	125 basis points
Greater than l.5x and less than 2x	150 basis points
Greater than 2x	175 basis points

4.	Prepayment Penalty: Either Loan may be prepaid in full at any time with no prepayment penalty.

5.	Commitment Fee: Lender shall charge a commitment fee in the amount of one–half of one percent (0.50%) of the amount of Loan 1 and Loan 2, $25,000 of which amount shall be due upon execution of the Commitment Letter with the remainder due at Closing.

6.	Insurance: Borrower shall maintain insurance with providers acceptable to Lender and with AM Best rating of no lower than A- on (i) all insurable tangible property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles as are customarily used by companies operating in the same industry as Borrower. Prior to Closing, Borrower shall furnish Lender with duplicate original policies of insurance or such other evidence of insurance as Lender may require, and any certificates of insurance shall be issued on Acord Form-27. The policies of all such casualty insurance shall contain standard Lender’s loss payable clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Lender under which all losses thereunder shall be paid to Lender as Lender’s interest may appear. Borrower shall provide 30 days prior written notice to Lender of any material alteration or cancellation of such requisite insurance.

7.	Financial Covenants: Until the Loans are paid in full, the Borrower and each subsidiary, on a consolidated and consolidating basis, shall maintain the following financial covenants tested quarterly on a rolling four (4) quarter basis:

a.	Minimum Fixed Charge Coverage Ratio of 1.25x, defined as EBITDA minus cash taxes, minus dividend/distributions, minus increases in due from and/ or investments in affiliates, minus unfinanced capital expenditures divided by principal and interest expense. Unfinanced capital expenditures for fiscal year 2013 and 2014 shall exclude costs associated with the real estate in Alachua, Florida currently estimated at $14,000,000.00. EBITDA is defined as the sum of net income, interest expense, taxes, depreciation, amortization and Extraordinary Expenses minus Extraordinary Income. Pioneer Surgical Technologies, Inc.’s contribution to trailing EBITDA shall be subject to the mutual agreement of Borrower and Lender prior to Closing.

Extraordinary Expenses shall consist of one-time expenses such as 1) non cash intangible asset impairment charges, 2) non cash stock based compensation, 3) uninsured litigation settlement costs related to BTS incurred through December 31, 2014, not to exceed $3,000,000.00, and 4) merger related expenses related to: i) fees paid to consultants, advisors, financial investors or to SEC, ii) non-cash purchase price adjustments to EBIT for GAAP compliance, iii) severance and retention package payments, and iv) restructuring and integration expenses incurred through December 31, 2014 (such as IT integration expense, movement of personnel, closing of facilities, distribution agreement changes and other costs related to merger), not to exceed $3,000,000.00. The restructuring and integration expenses referred to in clause (iv) would be subject to good faith review by the Lender for determination of eligibility under the addback categories defined herein.

Extraordinary Income shall consist of one-time non-recurring income items, including but not limited to gains on sale and acquisition related recapture of contingent or escrowed purchase money payments.

b.

Maximum Senior Debt to EBITDA Ratio of 2.75x through December 31, 2014 and 2.5x at all times thereafter, defined as Total Funded Indebtedness, excluding all debt formally subordinated to the Lender, divided by EBITDA. Total Funded Indebtedness is defined as all outstanding Indebtedness for borrowed money and other interest bearing Indebtedness, including current and long term indebtedness. Indebtedness is defined as 1) all indebtedness for borrowed money, 2) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, 3) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, 4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by that party regardless of whether the Indebtedness secures thereby shall have been assumed by that party or is nonrecourse to the credit of that party, 5) all guaranty obligations in respect of any Indebtedness of any other party, and 6) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such party and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

c.	Minimum Liquidity of $10,000,000.00 based upon average balances for cash, cash equivalents and marketable securities.

8.	Deposit Accounts: Until the Loans are paid in full, Borrower shall provide non-credit business to Lender as mutually agreed by Borrower and Lender.

9.	Cross-Default: The Loans shall be cross-defaulted with all other obligations of Borrower to Lender, such that (a) a default under Loan 1 shall constitute a default under Loan 2 and all other obligations, (b) a default under Loan 2 shall constitute a default under Loan 1 and all other obligations, and (c) a default under any other obligations shall constitute a default under Loan 1, Loan 2 and all other obligations.

10.	Cross-Collateralization: The Loans shall be cross-collateralized with all other obligations of Borrower to Lender, such that (a) the collateral for Loan 1 shall serve as collateral for Loan 2 and all other obligations, (b) the collateral for Loan 2 shall serve as collateral for Loan 1 and all other obligations, and (c) collateral for all other obligations shall serve as collateral for Loan 1 and Loan 2.

11.	Subordination of Debt: If requested by Lender, Guarantor shall be required to subordinate all indebtedness, dividends or distributions now or hereafter owed to them by Borrower to the payment in full of Lender, pursuant to one or more Subordination Agreements, and may not receive payment on such subordinated amounts except to the extent expressly approved by Lender in such Subordination Agreements, which shall provide in any event that such party shall not be entitled to any payments upon the occurrence of a default under Loan 1 or Loan 2 and Guarantor shall be precluded from taking any legal action against the Borrower, the collateral for the Loans, or any interest in Borrower, so long as the Loans contemplated herein remain unpaid.

12.	Preferred Stock: The Closing of the Loans is subject to the issuance of approximately $50,000,000.00 in preferred stock in order to fund the Acquisition. Borrower may not redeem preferred stock, declare or pay cash dividends on common stock while Loan 1 is outstanding. Borrower shall have the right to pay preferred dividends, provided the Borrower is not in material default under either Loan (or would be caused by such payment).

13.

Permitted Acquisitions: During the term of the Loans, Borrower may purchase licenses, products or purchase all or substantially all of the assets or stock of a business in a similar or related industry, subject to an annual limit of $20,000,000.00 and an individual transaction limit of $10,000,000.00 during any twelve (12) month period, provided there is no default under either Loan (“Permitted Acquisitions”). Any purchase(s) which are not Permitted Acquisitions shall require the prior written consent from Lender.

14.	Mandatory Repayments: The loan agreement evidencing the Loans shall contemplate the required repayment of the proceeds from:

a.	The issuance of non purchase money debt;

b.	Asset sales unrelated to ordinary business activities in excess of $500,000 in any year, and

c.	Any equity issuance, except for a) Permitted Acquisitions approved by Lender, b) equity issued to Water Street Capital to convert Borrower’s preferred stock, provided Water Street Capital’s total dollar investment in Borrower is not reduced by such transaction and c) equity issuances under employee stock plans.

15.	Financial Information Required:

a.	Borrower shall submit to the Lender, on or before seventy-five (75) days after the close of each fiscal year, audited financial statements reflecting its operations during the prior fiscal year;

b.	Borrower shall submit to the Lender, on or before forty (40) days after the close of each fiscal quarter, company prepared financial statements reflecting its operations during the prior fiscal quarter;

c.	Borrower shall submit to the Lender, not later than fifteen (15) days after the close of each fiscal quarter, accounts receivable and accounts payable aging statements in form and content satisfactory to Lender and certified as being true and correct by an officer of the Borrower;

d.	Borrower shall submit to the Lender, on or before May 31 of each calendar year, information regarding the financial or operational future of the Borrower, including without limitation, forecasts, projections and budgets, in form and content satisfactory to Lender and certified as being true and correct by an officer of the Borrower;

e.	Borrower shall submit to the Lender, as of May 31 of each calendar year, a certificate of compliance from the chief financial officer of Borrower setting forth (i) that there is no condition or event which constitutes a default under any loan documents, and (ii) the information (including detailed calculations) required in order to establish that Borrower is in compliance with each of the financial covenants of the Borrower.

f.	Such additional financial information as the Lender may from time to time request.

16.	Regulatory Matters: Borrower will remain in material compliance with applicable regulatory and environmental laws to the extent necessary to enable Borrower to remain a viable commercial entity capable of satisfying the proposed covenants set forth above. Borrower and Lender hereby acknowledge Borrower is subject to a warning letter from the FDA and the parties agree that resolution of the letter is not a condition to consummation or performance of the proposed transaction. Both parties also recognize that in Borrower’s industry from time to time companies (including Borrower) are found to be out of compliance with applicable regulatory requirements and are required by applicable regulatory authorities to take corrective action to become compliant; consequently, a finding of non-compliance by such a regulatory authority, in and of itself, shall not be deemed a failure to meet a condition to consummation or performance of the proposed transactions and financing by Lender. Before Closing, and in the event of any future regulatory action, Borrower agrees to work in cooperation with Lender to address reasonable requests for information made by Lender with respect to any such regulatory action.

17.	Participation: Lender shall have the right to sell a portion of either Loan to a willing participant reasonably acceptable to Borrower. Borrower agrees to cooperate with Lender to assist in the completion of any such transaction and to provide documentation as necessary to facilitate such event.

18.	Commitment Provisions Survive Closing: The provisions of this commitment shall survive the closing of the Loans and shall not be merged into any of the loan documents. If any terms herein are inconsistent with those of the loan documents, the terms of the loan documents shall control.

19.	Documents: The Loans will be evidenced by documents prepared by and acceptable to the Lender (the “Loan Documentation”) subject to the penultimate paragraph hereof. Borrower hereby acknowledges such loan documentation shall include covenants and restrictions which are not specifically itemized in this commitment letter.

20.	Loan Expenses: The Borrower will pay all reasonable expenses related to the closing of the loans, including audit fees, attorney fees, taxes and any other fee that may arise in connection therewith, with the aggregate legal fees reimbursable to the Lender estimated to be $75,000.

21.	Confidentiality: The Lender and the Borrower will treat this commitment as confidential and will not disclose its contents or the identity of the Lender to anyone not directly involved in the transaction. Other than as required by applicable law, including applicable securities laws and regulations.

22.

Adverse Change: Between the date of this commitment and the date of Closing (“Pre-Closing Period”): (a) no Material Adverse Change shall have occurred with respect to the Borrower or the Acquired Business, nor shall any information submitted to Lender by Borrower prove to be false in any material respect, nor shall it be determined that Borrower has failed to provide Lender with material information requested by Lender, all in Lender’s good faith reasonable judgment, (b) Borrower shall have complied materially with each and every term and condition set forth in the commitment, (c) Borrower, Guarantor and the Acquired Business shall not be involved in any bankruptcy, reorganization, liquidation, dissolution or insolvency proceedings, nor make assignment for the benefit of creditors, nor shall a receiver or trustee have been appointed. If any of the foregoing occurs the Lender shall be under no obligation to fund this commitment or have any other obligation under this commitment, For the purpose of the Pre-Closing Period, Material Adverse Change shall be defined as: Any development outside the ordinary course of business, and excluding matters of a general economic, financial or political nature, which would reasonably be expected to have a material adverse effect which (i) would cause the Borrower to default under the payment obligations under Loan 1 and/or Loan 2, or (ii) would cause the Borrower to default on the Financial Covenants in Paragraph 7 of the General Terms herein.

23.	Governing Law: This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to conflict of law principles. Each of the parties hereto irrevocably agrees to waive all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, or the performance by us or any of our affiliates of the services contemplated hereby.

24.	Marketing: Lender may include this loan and its role in the transaction in news publications or marketing material upon Closing.

25.	Commitment Term: In the event the loan contemplated herein does not close within ninety (90) days after the acceptance of this commitment, this commitment shall terminate and be null and void.

Notwithstanding anything in this commitment letter to the contrary, (w) the only representations and warranties required from Borrower related to the Acquired Business in the Loan Documentation the accuracy of which will be a condition to the availability of the Loans on the Closing Date will be such representations and warranties regarding the Acquired Business actually made by the Acquired Business that are true and correct as of the Closing Date pursuant to the agreement relating to the acquisition thereof, (y) the only conditions required to be satisfied as a condition to the availability of the loans on the Closing Date shall be the Specified Conditions (defined below) and (z) to the extent a perfected security interest in any unencumbered collateral securing the Loans (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a federal intellectual property filing or delivery of possession of capital stock or other certificated security) is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the perfection of such security interest in such unencumbered collateral will not constitute a condition precedent to the availability of the Loans on the Closing Date, but a security interest in such collateral will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Lender.

For purposes hereof, “Specified Conditions” means the conditions set forth in Section 3.1 of the draft loan agreement provided by Lender’s counsel (the “Draft Agreement”)(excluding clauses (f) and (n) and with respect to clause (e), such condition shall require the delivery of legal opinions as are customarily provided in similar transactions), 3.2, 3.3, 3.4, 3.5 (to the extent relating to Specified Conditions) and 3.6 of the Draft Agreement.

The parties hereby acknowledge and agree that the availability of the Loans on the Closing Date will be subject to the Lender’s approval of all Loan Documentation; provided the Lender hereby acknowledges and agrees that Lender shall use good faith reasonable judgment in the negotiation of the final Loan Documentation.

We look forward to a successful loan closing.

Sincerely,

Administrative Agent: TD Bank, N.A. By: Michael Nursey, Regional Vice President

/s/ Michael Nursey

Bookrunner and Joint Lead Arranger: TD Securities “USA” LLC By: Glenn Stylides, Director

/s/ Glenn Stylides

Joint Lead Arranger: Regions Bank By: Brooks Hubbard, Senior Vice President

/s/ Vince Abler
By: Vince Abler, VP For Brooks Hubbard

Accepted:

RTI Biologics Inc.

BY:	/s/ Robert P. Jordheim
NAME: Robert P. Jordheim

ITS: EVP CFO

DATE: 6/10/13